Shareholder meeting results (Unaudited)

April 28, 2017 annual meeting

At the meeting, a proposal to fix the number of the funds
Trustees at twelve was approved, as follows:
      Votes for 		Votes against 	Abstentions
      3,759,606 		2,054,881 		1,603,665

At the meeting, each of the nominees for Trustees was elected, as follows:
      Votes for 		Votes withheld
Liaquat Ahamed 			4,666,863 		185,403
Ravi Akhoury 			4,678,793 		173,473
Barbara M. Baumann 		4,692,701 		159,565
Jameson A. Baxter 		4,680,351 		171,915
Katinka Domotorffy 		4,691,123 		161,143
Catharine Bond Hill 		4,700,692 		151,574
Paul L. Joskow 			4,695,062 		157,204
Kenneth R. Leibler 		4,699,087 		153,179
Robert E. Patterson 		4,698,774 		153,492
George Putnam, III 		4,685,182 		167,084
Robert L. Reynolds 		4,701,148 		151,118
Manoj Singh 			4,673,500 		178,766

At the meeting, a proposal to fix the number of the funds
Trustees at seven was not approved, as follows:
      Votes for 		Votes against 	Abstentions
      2,374,342 		4,956,292 		87,518

At the meeting, a proposal to request that the Board of Trustees authorize a self-tender offer for all outstanding common shares of the fund at or close to net asset value (NAV) was not approved, as follows:
      Votes for 		Votes against 	Abstentions
 	2,368,214 		4,947,590 		102,348

All tabulations are rounded to the nearest whole number.